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                                                              Exhibit (d)(3)(ii)

                      IXIS ASSET MANAGEMENT ADVISORS, L.P.
                               399 Boylston Street
                                Boston, MA 02116

January 1, 2005

CDC Nvest Funds Trust III
CDC IXIS Moderate Diversified Portfolio
399 Boylston Street
Boston, MA 02116
Attn: Michael Kardok, Treasurer

Re: CDC IXIS Moderate Diversified Portfolio Advisory Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated July 14, 2004 between CDC Nvest Funds Trust III (the "Fund") with respect to its CDC IXIS Moderate Diversified Portfolio (the "Series") and IXIS Asset Management Advisors, L.P. (the "Manager") is hereby revised, effective January 1, 2005, to delete section 7 and to replace it with the following:

     7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to (x) the annual rate of 0.75% of the first $1 billion of the average daily net assets of the Series and 0.70% of such assets in excess of $1 billion (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

IXIS ASSET MANAGEMENT ADVISORS, L.P.

By IXIS Asset Management Distribution Corporation, its general partner


/s/ John T. Hailer
------------------------------
John T. Hailer
Executive Vice President

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ACCEPTED AND AGREED TO:
CDC Nvest Funds Trust III
CDC IXIS Moderate Diversified Portfolio


By: /s/ Michael Kardok
    --------------------------
    Michael Kardok
Title: Treasurer

Date: January 1, 2005

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